The UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2016

Giga-tronics Incorporated

(Exact name of registrant as specified in its charter)

California	0-12719	94-2656341
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

4650 Norris Canyon Road, San Ramon, CA	94583
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 328-4650

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Giga-tronics Incorporated (the “Company”) reported on January 19, 2016, that it entered into a Securities Purchase Agreement for the sale of 2,787,872 Units, each consisting of one share of common stock and a warrant to purchase 0.75 shares of common stock, to approximately 20 private investors. The purchase price for each Unit was $1.24375. Gross proceeds will be approximately $3.4 million. Net proceeds to the Company after fees will be approximately $3.1 million. The portion of the purchase price attributable to the common shares included in each Unit was $1.15, the consolidated closing bid price for the Company’s common stock on January 15, 2016. The warrant price was $.09375 per Unit (equivalent to $0.125 per whole warrant share), with an exercise price of $1.15 per share. The term of the warrants is five years from the date of completion of the transaction. The Company expects to use the proceeds for working capital and general corporate purposes.

Completion of the transaction is subject to satisfaction of applicable NASDAQ rules and requirements for the listing of additional shares as a result of this offering, the Company anticipates that closing will take place within the next 10 days. The Securities Purchase Agreement requires the Company within 45 days of completion of the transaction to file a resale registration statement for the newly issued shares and the common shares that would be acquired upon exercise of the warrants.

All but one of the investors was previously unaffiliated with the Company. The one affiliated investor is John Regazzi, the Company’s chief executive officer, who agreed to invest $100,000 in the purchase of units through his individual retirement account. Mr Regazzi’s investment is subject to acceptance of restricted securities by the custodian of his individual retirement account. No assurance can be given that the custodian will accept those securities.

The investor whose shares acquired or acquirable upon exercise of warrants will equal 5% or greater of the outstanding shares of the Company’s common stock upon closing of the transaction is Tom Lenard.

Emerging Growth Equities, Ltd. served as the Company’s exclusive placement agent in connection with the offering. Fees payable to Emerging Growth Equities, Ltd. at completion of the transaction will be 6% of gross proceeds, or approximately $208,000 in cash, plus warrants for the purchase of approximately 292,727 shares of common stock at $1.15 per share.. The warrants have a term of five years. Additional fees will be payable at a similar rate upon exercise of warrants to be issued to the investors.

Item 3.02 Unregistered Sales of Equity Securities.

As discussed in Item 1.01 above, the Company entered into a Securities Purchase Agreement for the sale of shares of common stock and warrants for the purchase of shares of common stock in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act and corresponding provisions of state securities or “blue sky” laws. The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

See the press release attached as Exhibit 99.1.

Reference is made to the exhibits listed in the Exhibit Index included with this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIGA-TRONICS INCORPORATED

Date: January 22, 2016
	By:	/s/ Steven D. Lance
Steven D. Lance
Vice President of Finance, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated January 19, 2016, announcing the signing of the Securities Purchase Agreement of that date